Exhibit 10.18

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MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated as of January 1, 2023 (the “Effective Date”) is between Sysco Chicago Inc. (“Lead Company”) for itself and, if applicable, on behalf of those operating subsidiaries and affiliates (if any) (collectively, with Lead Company, “Operating Companies” and individually, an “Operating Company”) of Sysco Corporation (“Parent”), and Pinstripes, Inc. (“Customer”).

RECITALS

A.             Lead Company performs services for its customers directly and through other subsidiaries, divisions, and affiliated entities of Sysco Corporation (“Parent”) which are full-line foodservice distributors (collectively with Lead Company, “Operating Companies” and individually, each an “Operating Company”). Parent and the Operating Companies are referred to collectively as ” Sysco.” The service areas of the Operating Companies, which are determined by Sysco, are collectively referred to as the “Service Area.”

B.             Customer owns and operates, or manages under contract, the locations to which Sysco will be providing services (the “Customer Locations”).

AGREEMENT

1.             Term and Termination.

1.1            Term. The term of this Agreement (the “Initial Term”) will begin on the Effective Date and continue for a period of three (3) years.

1.2            Termination. This Agreement may be terminated as follows: (i) by either Sysco or Customer, for the breach of any material provision by the other party with ninety (90) days’ prior written notice describing such failure, unless such failure is cured within such ninety (90)-day period; (ii) by Sysco, immediately (1) for Customer’s failure to pay any amounts due to Sysco or (2) if Sysco becomes aware of any circumstances that, in Sysco’s judgment, materially impact Customer’s ability to meet its financial obligations when due; and (iii) by Sysco, upon not less than sixty (60) days’ prior written notice to Customer if Sysco determines that the assumptions in Section 3.1.4 are not materially met. Upon termination, Customer agrees to fully comply with all of its respective obligations under this Agreement, including, without limitation the obligation to pay all invoices at the earlier of (a) the time they are due or (b) two (2) weeks from the date of termination.

2.             Appointment of Distributor and Margin Schedule. Each Customer Location will purchase from Sysco at least 80% of the dollar volume of its purchase requirements for products (“Products”) in each committed Product category stated in the margin schedule set forth in Schedule 1 (the “Margin Schedule”). The Operating Companies have no obligation to serve any location under this Agreement unless such location is located within the delivering Operating Company’s Service Area and satisfies that Operating Company’s credit criteria. This Agreement does not apply to Customer’s purchases directly from entities that are controlled directly or indirectly by Sysco Corporation (“Affiliates”) that do not operate a full-line foodservice distribution business (“Specialty Companies”). Under certain circumstances, Customer may purchase directly from a Specialty Company but is billed by an Operating Company for such Specialty Company. For the avoidance of doubt, such purchases are considered direct purchases from the Specialty Company and are not subject to this Agreement. For this Agreement, “Affiliate” also includes Sysco’s merchandising services affiliate, currently, Sysco Merchandising and Supply Chain Services, Inc., and its successors (collectively, “SMS”).

3.             Pricing and Deliveries.

3.1           Calculation of Sell Price. Except as otherwise set forth in this Agreement, the sell price for all Products (the “Sell Price”) will be calculated based on Cost (as defined in Schedule 2) and a fee to the delivering Operating Company (the “Distribution Charge”), calculated as described below.

3.1.1              Fee per Unit. For Products subject to fee per unit pricing, the Sell Price will equal: (i) the Cost of such Product per unit, plus the fee per unit specified in Schedule 1, less (ii) any Supplier Allowance, multiplied by (iii) the number of units. If the quantity or volume of a Product contained within a case is changed during the Term, Sysco will adjust the applicable fee per case in a proportionate amount to remain revenue neutral.

3.1.2              Sell Price = [Cost (per unit) + fee (per unit) – Supplier Allowance (per unit)] x number of units

3.1.3              Market Pricing. For Products subject to market pricing as indicated in Schedule 1, the Sell Price is the prevailing market price, as determined by the delivering Operating Company for its respective Service Area.

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3.1.4              Customer Representations. Pricing under this Agreement is predicated on the conditions below.

Annual Purchase Volume	Not less than	$4,100,000
Average Order Size	Not less than	$5,000
Number of Deliveries per week per location	No more than	3
Percentage of SYSCO® Brand Purchases to Total Purchases		33%

Affiliated with a GPO?[1]		Yes
If yes, the specify the GPO: Buyers Edge (Sodexo/Entegra)

3.2            Fuel Cost Surcharge. A line-item fuel cost surcharge will be added on the invoice covering each delivery. The amount of such surcharge will be adjusted on a quarterly basis based on the then current U.S. Average Retail On- Highway Diesel Prices2 (the “EIA Value”) as set forth in the table below:

Average EIA Value (per gallon)	Surcharge Per Delivery
$1.00 to $1.74	$2.30
$1.75 to $2.49	$3.50
$2.50 to $3.24	$4.70
$3.25 to $3.99	$5.90
$4.00 to $4.74	$7.10
$4.75 to $5.49	$8.30
$5.50 to $6.24	$9.50

Fuel cost surcharges increase indefinitely with the surcharge increasing by $1.20 for every increase of $0.75 in the quarterly average EIA Value.

3.3           Sales, Use or Other Taxes, Fees, and Assessments. Customer will bear all transaction taxes or fees on Products (or services), including, but not limited to, sales, excise, use, value added, commodity, service taxes, consumption and business taxes, beverage and recyclable beverage containers taxes, business occupational, privilege, and similar taxes or fees (collectively, “Pass- Through Assessments”). Customer will timely reimburse the Operating Companies for any Pass-Through Assessments (including any interest, levies, and penalties if the assessment is not the result of Sysco error) if such Pass-Through Assessments were determined after an invoice was issued. The Operating Companies will not charge Pass-Through Assessments if Customer, on or before the date of a sale, to the satisfaction of the Operating Companies, provides a complete and valid exemption certificate, any additional tax documents, or support acceptable to the applicable authority. For t Operating Companies will not refund tax charged up until that receipt date.

4.             Contracted Products and Controlled Price Products.

4.1           Contracted Products. “Supplier Agreements” are agreements for which the Supplier and Customer have agreed on (i) allowances for Customer (“Supplier Allowances”) or (ii) the guaranteed cost supplier will charge Sysco for Product to be resold to Customer (“Supplier Guaranteed Distributor Cost”), which cost may be either delivered at Supplier plant or to the delivering Operating Company. All Supplier Agreements must be documented using Sysco’s supplier detail form. In determining the Sell Price under Section 3.1 of this Agreement of any Product covered by a Supplier Agreement (“Contracted Products”), the delivering Operating Company will replace Cost with Supplier Guaranteed Distributor Cost, plus, if Supplier Guaranteed Distributor Cost is not a delivered price, Applicable Freight. Supplier Agreements must allow Sysco to bill Suppliers if the Supplier Guaranteed Distributor Cost for delivered Product does not account for the cost of moving Product from the source to the delivering Operating Company, including but not limited to having freight rates below a market relevant rate or for quantities greater than Customer’s normal volume.

1 Sysco will not be required to recognize Customer’s membership in any GPO and may condition GPO attachment on modified pricing or other terms.

2 http://www.eia.gov/petroleum/gasdiesel/

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4.2            Controlled Price Products. There are a limited number of Products (“Controlled Price Products”) governed by agreements that establish the ultimate price at which the delivering Operating Company must sell the Product to the Customer Location (“Controlled Price Agreements”), such as bag-in-box products from Coca Cola North America and Pepsi Cola Company, and products from Ecolab, Inc.

5.             Credit; Customer Financial Responsibility.

5.1           Payment Terms. Customer will be offered credit terms commensurate with its credit worthiness as determined by Sysco. The delivering Operating Company reserves the right to modify payment terms for Customer if the delivering Operating Company becomes aware of circumstances that may materially and adversely impact Customer’s ability to meet its financial obligations when due.

5.2           Delivery Stoppage. If Customer fails to make payment when due, Sysco may immediately, upon notice to Customer, condition future deliveries upon more stringent payment terms, including, without limitation, cash in advance, the delivery of acceptable letters of credit, third party guaranties, and/or additional collateral. Following five (5) days written notice to Customer, Sysco may cease shipment of any Products to Customer until the outstanding receivable balance is fully within terms.

5.3            Set-Off. Sysco may set off any amounts it may owe to Customer against all amounts that Customer is obligated to pay Sysco.

6.             Food Safety and Ground Beef. Sysco has developed a set of stringent standards for the production and packaging of ground beef and ground veal (the “Sysco Ground Beef and Veal Safety Standards”). Sysco will not be obligated to utilize any supplier of ground beef or ground veal that does not meet the Sysco Ground Beef and Veal Safety Standards, whether or not the ground beef or ground veal supplied by such supplier has been designated by Customer as a Proprietary Product, Contracted Product or special order Product.

7.             Representations and Warranties; Limitations; Indemnity.

7.1            Exclusion of Implied Warranties and Certain Damages. Except as expressly provided in this Agreement, SYSCO MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND. In no event will either Sysco or Customer be liable FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY SORT.

7.2           Indemnity. Each party (in context, the “Indemnitor”) will be responsible for and will defend and indemnify the other party (in context, the “Indemnitee”) for losses, damages, claims, and costs (including reasonable attorneys’ fees) (collectively, “Losses”) of the Indemnitee to the extent that the Losses are caused by or arise out of the negligence or intentional misconduct of the Indemnitor other than as limited in Section 7.1. The Indemnitee will promptly notify the Indemnitor of any Losses and cooperate with the Indemnitor in defending such Losses. The Indemnitor is entitled to defend the Losses, and the Indemnitee may participate in the defense, at their respective expenses with counsels of their choosing. These indemnities are in addition to, not in lieu of, any other indemnity set forth in this Agreement and will survive the expiration or termination of this Agreement.

8.             Miscellaneous.

8.1            Assignment. Customer may not assign this Agreement, by contract or operation of law, in whole or in part, without the prior written consent of Sysco. Any assignment without obtaining the prior written consent of Sysco will be null and void.

8.2            Confidentiality. Sysco and Customer (in context, “Recipient”) agree to keep all terms of this Agreement and related financial information (“Protected Information”) confidential, will use Protected Information solely to enable it to perform its obligations hereunder, and will not disclose any Protected Information to any third party without the prior written consent of the disclosing party (“Discloser”); provided, however, that Protected Information may be provided (i) by Recipient to its accountants and attorneys who agree to keep such information confidential, or (ii) by Sysco in enforcing Customer’s payment obligations.

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8.3            Entire Agreement. The parties expressly acknowledge that (i) this Agreement, (ii) any separate confidentiality agreement between the parties, (iii) the credit applications and related agreements and guaranties, (iv) and the then-current Sysco MSA Policies contain the entire agreement of the parties and supersede any prior arrangements between the parties with respect to such relationship. This Agreement may only be amended by a written document signed by each of the parties.

8.4            Notices. Any written notice required by this Agreement may be given by personal delivery, first class mail, or overnight delivery service. Notices given by personal delivery will be effective on delivery, by overnight service on the next business day, or by first class mail five (5) business days after mailing. The address of each party is set forth in the signature page.

8.5            Force Majeure and Disaster Recovery. Sysco will be excused for delays in performance or failure to perform any of its obligations if such delay or failure is caused by reason of labor disputes, strikes, fire, flood, accident, weather, civil disturbances, war, terrorism, acts of God, failure of sources of supply, and like causes (each, a “Force Majeure Event”). Prioritization of distribution services by Sysco during any Force Majeure Event will favor healthcare customers and, as among such customers, healthcare customers that have previously entered into disaster recovery arrangements with Sysco.

8.6            Survival of Terms. The sections of this Agreement that by their nature are intended to survive, including but not limited to indemnification, waiver of jury trial, payment, limitations on damages and warranties, and confidentiality will survive the expiration or termination of this Agreement.

8.7            Governing Law. This Agreement and the rights and obligations of the parties will be construed in accordance with the laws of the state where Lead Company’s facility is located as shown on the signature page of this Agreement, without giving effect to any choice or conflict of law provision or rule.

8.8            Waiver of Right to Jury Trial. Each party waives its right to jury trial with respect to any disputes, claims or controversies of any kind under this Agreement.

8.9            No Agency Relationship. This Agreement does not establish a general agency, employment relationship, partnership, or joint venture, and neither party may obligate the other except as expressly provided.

8.10         Authority. Each of the signers of this Agreement agrees to the terms and conditions of this Agreement on behalf of signer’s organization. The undersigned is fully authorized to sign this Agreement on behalf of the organization represented, and such organization is bound by this Agreement.

8.11          Price Verification

Customer will be allowed one (1) annual price audit at the Sysco delivering Operating Company for purchases made under this Agreement. The price audit will consist of reviewing computer reports generated by Sysco documenting Sysco’s calculation of Customer’s invoice price and the participating Operating Company’s delivered Cost. If requested, applicable Supplier invoices and accompanying freight invoices will also be made available. Supplier invoices consist of invoices from third party suppliers or from Affiliates, SMS or a Specialty Company, as applicable. Price audit adjustments, if applicable, will be made utilizing the net of undercharges and overcharges to the Customer. The price audit process is subject to the following:

Customer must request a price audit in writing at least twenty (20) business days prior to the suggested date of the price audit and must identify not more than fifteen (15) items to be price verified and the period covered;

The date and time of price audit must be to the mutual agreement of Customer and the delivering Operating Company;

The price audit will be made at the delivering Operating Company’s location;

Support for the price audit may not be copied, photographed, transmitted, or removed from the delivering Operating Company location where the price audit is conducted;

The period for which pricing is to be verified will not begin more than three (3) months prior to the date of the price audit, and will cover only one pricing period; and

In no event will pricing be corrected for more than six (6) months prior to the date of the price audit.

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Executed as of the date set forth at the beginning of this Agreement.

Sysco Chicago Inc.

By:	/s/ Peter Pelus
Name:	Peter Pelus
Title:	Great Lakes Region President
Date:	12/23/2022

Copy to:

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077-2099

Attention:	Legal Department
Telephone:	(281) 584-1390
Facsimile:	(281) 584-2510

Pinstripes, Inc.

By:	/s/ Cesar Gutierrez
Name:	Cesar Gutierrez
Title:	Chief Culinary Officer
Date:	12/23/2022

Schedule Index

Schedule 1	Margin Schedule
Schedule 2	Cost and Merchandising Services
Schedule 3	Customer Incentive Programs

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SCHEDULE 1 TO MASTER SERVICES AGREEMENT

Margin (Fee) Schedule

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Schedule

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SCHEDULE 2 TO MASTER SERVICES AGREEMENT

Cost and Merchandising Services

Definition of Cost. Except where Customer has agreed with a Supplier (as defined below) to purchase certain Products as described in Section 4.1, “Cost” is defined as the cost of the Product as shown on the invoice to, or confirmed purchase order (“Confirmed PO”) received by, the delivering Operating Company, plus, if the price on such invoice or Confirmed PO, as the case may be, is not a delivered price, Applicable Freight (defined below). The invoice or Confirmed PO used to determine Cost of a Product will be an invoice issued to the delivering Operating Company from, or a Confirmed PO issued from the delivering Operating Company to, the seller of such Product which may include suppliers, brokers, growers, packers, manufacturers, redistributors, consolidators, Affiliates (including SMS) or any other source of Products (collectively, ” Supplier”). Suppliers (including SMS and other Affiliates) set invoice prices of Products sold to the delivering Operating Company and may include an amount that reflects Earned Income for Merchandising Services (as such terms are defined below). In addition, for certain commodity products like produce, SMS and other Affiliates may use replacement cost or current market average cost as its cost to the delivering Operating Company. Cost will not be reduced by Earned Income or cash discounts.

“Applicable Freight” means a per-case freight charge based on market conditions for moving products from the source to the delivering Operating Company. Applicable Freight charges may include: (i) common or contract carrier charges billed by any Supplier or a third party; (ii) common or contract carrier charges billed by Sysco’s freight management service (“FMS”) for third party carriage arranged by FMS; (iii) charges billed by FMS for shipments back hauled on trucks owned or leased by Sysco or Affiliates; or (iv) charges such as fuel surcharges, cross-dock charges, unloading and restacking charges, container charges, air freight charges and other similar charges not included in Supplier’s invoice cost that are required to bring Product into the delivering Operating Company’s warehouse. Customer acknowledges that Sysco may manage freight (through FMS or otherwise) and may charge Applicable Freight, which may include an amount in excess of the costs incurred in arranging the transportation that reflects compensation for managing freight; provided that Applicable Freight for any Product will not exceed (i) the Supplier’s normal freight charge to the receiving Operating Company to ship normal quantity requirements of such Product (including a freight charge that is part of a delivered price) or (ii) if the Supplier does not provide freight service, the rate normally payable by the Operating Company for inbound shipments of a similar quantity of Product.

Merchandising Services. Sysco Corporation and Affiliates, including SMS and Operating Companies, perform value-added services for Suppliers of SYSCO® Brand and other Products (“Merchandising Services”). These services include, but are not limited to, (i) supply chain services such as consolidation of Operating Company purchases from Suppliers, management of Supplier ordering processes, consolidation of payments by Operating Companies to Suppliers, processing claims by Operating Companies for Product loss and shortages, advanced inventory management, freight consolidation and management and other services associated with management of the total supply chain, (ii) quality assurance, and (iii) regional and national marketing and performance-based product marketing. Sysco and Affiliates, including SMS, may recover the costs of providing Merchandising Services, may be compensated for these services and may retain any savings they may receive throughout the supply chain by utilizing their expertise, resources, and capital, a portion of which is used to offset expenses already incurred. Sysco considers such cost recovery, compensation, and retained savings for Merchandising Services to be earned income (” Earned Income”). Earned Income takes many forms including promotional allowances, volume discounts, growth programs, marketing programs, and any other payments from Suppliers and may be provided through rebates or other payments from the Supplier or through net pricing from Suppliers that reflects such Earned Income. Sysco may retain Earned Income, receipt of which does not reduce the Cost or Sell Price of any Product. Earned Income does not include manufacturer promotional allowances for the period of the promotion that are intended to be passed along to Customer and are shown on the face of the invoices used to determine Cost.

Schedule

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SCHEDULE 3 TO MASTER SERVICES AGREEMENT

Customer Incentive Programs

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Schedule